Exhibit 99.2

FOR IMMEDIATE RELEASE:
Las Vegas, Nevada, USA – April 28th 2009

Can-Cal Announces Partial Revocation of BCSC Cease Trade Order,
US$350,000 Financing and Shares for Debt Settlement

Can-Cal Resources Ltd. (“Can-Cal”) (OTCBB: CCRE) is pleased to announce the following developments:

Partial Revocation of Cease Trade Order
The cease trade order (“CTO”) issued by the British Columbia Securities Commission (the “BCSC”) on February 4, 2008 has been partially revoked effective April 24, 2009.  Other than certain securities which will be rescinded by Can-Cal pursuant to requirements of the BCSC, all other securities of Can-Cal are no longer subject to the CTO.

Private Placement
Can-Cal has received commitments to complete a non-brokered private placement of up to 2,800,000 units at a price of US$0.125 per unit for gross proceeds of up to US$350,000.  Each unit will consist of one common share and one common share purchase warrant.  Each warrant is exercisable into one common share at US$0.15 per share until March 31, 2011.  Proceeds of the private placement will be used for exploration and development of Can-Cal’s current properties including ongoing laboratory methodology processing and metallurgy testing in relation to precious metal extraction from Can-Cal’s Pisgah property, to rescind certain shares as per the requirements of the BCSC in relation to the partial revocation of the CTO, and general working capital.  Closing of the private placement is anticipated to occur on or about May 15, 2009.  The securities issued pursuant to the private placement will be subject to a 4 month hold period from the date of issuance.

Shares for Debt Settlement
Concurrent with the closing of the private placement, Can-Cal intends to settle approximately US$369,500 of outstanding indebtedness through the issuance of units of Can-Cal.  The units will have a deemed issuance price of $0.125 per unit.  US$317,500 of the units will consist of one common share and one common share purchase warrant with each warrant being exercisable into one common share at US$0.15 per share until March 31, 2011, and US$52,000 of the units will consist of one common share and two common share purchase warrants with each warrant being exercisable into one common share at US$0.15 per share until March 31, 2011.

About Can-Cal
Can-Cal is an emerging precious metals exploration company actively engaged in identifying commercial mining opportunities.  Can-Cal is currently focusing its efforts on three main properties: PISGAH, California; WIKIEUP, Arizona; and OWL CANYON, California.

Included in this release are certain "forward-looking" statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including uncertainties relating to global political conditions, such as terrorism. Information with respect to important factors and assumptions that should be considered is contained in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

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